Exhibit 99.1

bluebird bio Announces FDA Priority Review of Biologics License Application for eli-cel Gene Therapy for Cerebral Adrenoleukodystrophy (CALD) in Patients Without a Matched Sibling Donor

If approved, eli-cel will be the first and only gene therapy for the treatment of CALD, a rare neurodegenerative disease primarily affecting young children that can lead to progressive, irreversible loss of neurologic function and death

FDA set PDUFA date of June 17, 2022

CAMBRIDGE, Mass. — (BUSINESS WIRE) — December 17, 2021— bluebird bio, Inc. (Nasdaq: BLUE) today announced that the U.S. Food and Drug Administration (FDA) has accepted for priority review the Biologics License Application (BLA) for elivaldogene autotemcel (eli-cel, Lenti-D®), the company’s gene therapy for cerebral adrenoleukodystrophy (CALD) in patients less than 18 years of age. Eli-cel is an investigational one-time gene therapy, custom-designed to treat the underlying cause of this irreversible neurodegenerative disease and to stabilize neurologic function. The agency set a Prescription Drug User Fee Act (PDUFA) goal date of June 17, 2022.

“Eli-cel is an important potential therapeutic option for patients with CALD—a devastating neurodegenerative disease—and we are encouraged to be moving forward given the urgent unmet need for these children and their families,” said Andrew Obenshain, chief executive officer, bluebird bio. “As the second BLA acceptance for bluebird bio this year, this is a meaningful milestone in our work to deliver one-time treatments for severe genetic diseases.”

If approved, eli-cel will be the first approved treatment to address the underlying genetic cause of disease for patients living with CALD in the U.S. – offering appropriate patients an alternative to allogeneic hematopoietic stem cell transplant (allo-HSCT), which is associated with serious potential complications and mortality that increase in patients without a matched sibling donor. It is estimated that more than 70% of patients diagnosed with CALD do not have a matched sibling donor.

The BLA for eli-cel is supported by efficacy and safety data from the completed Phase 2/3 Starbeam study (ALD-102) (N=32). Additionally, the BLA contains data for 23 subjects dosed in the Phase 3 ALD-104 study. Study ALD-104 has subsequently completed enrollment and follow-up is ongoing. All patients who completed ALD-102, as well as those who will complete ALD-104, are invited to participate in a long-term follow-up study (LTF-304).

In ALD-102, 90.6% (29/32) of patients met the primary endpoint of Major Functional Disabilities (MFD)-free survival at 24 months. As previously reported, two patients withdrew from study ALD-102 at investigator discretion, and one additional subject experienced rapid disease progression early in the study, resulting in MFDs and subsequent death. All patients who completed ALD-102 enrolled in follow-up study LTF-304. The median duration of follow-up is 3.5 years (42.3 months; 13.4, 83.7).

Adverse reactions attributed to eli-cel observed in clinical trials include myelodysplastic syndrome, cystitis viral, pancytopenia, and vomiting. There have been no reports of graft-versus-host-disease, graft failure or rejection, transplant-related mortality, or replication competent lentivirus in the 55 patients who received eli-cel in clinical studies (ALD-102/LTF-304 and ALD-104).

On August 9, bluebird bio announced that the eli-cel clinical program was placed on a clinical hold, following a Suspected Unexpected Serious Adverse Reaction (SUSAR) of myelodysplastic syndrome

(MDS). Available evidence suggests that the event was likely mediated by Lenti-D lentiviral vector (LVV) insertion. Consistent with this known risk, two additional cases of MDS have subsequently been reported and details have been shared with the FDA and study investigators. The FDA clinical hold for eli-cel is ongoing and all patients who received eli-cel in the clinical program continue to be closely monitored, per study protocols. Given the devastating and fatal nature of CALD and lack of other treatment options for patients without a matched sibling donor, bluebird bio continues to assess the overall benefit/risk profile of the product as favorable for patients with CALD who do not have a matched sibling donor.

The FDA’s Priority Review designation is granted to therapies that have the potential to provide significant improvements in the treatment, diagnosis or prevention of serious conditions, and targets a review timeline of six months after the 60-day FDA BLA filing decision, compared to a standard review timeline of 10 months after the 60-day FDA filing decision.

The FDA previously granted eli-cel Orphan Drug status, Rare Pediatric Disease designation, and Breakthrough Therapy designation.

About CALD
Adrenoleukodystrophy (ALD) is a rare, X-linked metabolic disorder that primarily affects males; worldwide, an estimated one in 21,000 male newborns are diagnosed with ALD. The disorder is caused by mutations in the ABCD1 gene that affect the production of adrenoleukodystrophy protein (ALDP) and subsequently leads to toxic accumulation of very long-chain fatty acids (VLCFAs), primarily in the adrenal gland and white matter of the brain and spinal cord. Approximately 40% of boys with ALD will develop CALD, the most severe form of ALD. CALD is a progressive and irreversible neurodegenerative disease that involves the breakdown of myelin, the protective sheath that nerve cells need to function effectively, especially for thinking and muscle control. The onset of symptoms of CALD typically occurs in childhood (median age 7). Early diagnosis and treatment of CALD is essential, as nearly half of patients who do not receive treatment die within five years of symptom onset.

About elivaldogene autotemcel (eli-cel, Lenti-D®) gene therapy eli-cel uses ex vivo transduction with the Lenti-D lentiviral vector (LVV) to add functional copies of the ABCD1 gene into a patient’s own hematopoietic stem cells (HSCs). The addition of the functional ABCD1 gene allows patients to produce the ALD protein (ALDP), which is thought to facilitate the breakdown of very long-chain fatty acids (VLCFAs). The expression of ALDP and effect of eli-cel is expected to be life-long. The goal of treatment with eli-cel is to stop the progression of CALD and, consequently, preserve as much neurological function as possible, including the preservation of motor function and communication ability. Importantly, with eli-cel, there is no need for donor HSCs from another person.

bluebird bio’s clinical development program for eli‑cel includes the completed pivotal Phase 2/3 Starbeam study (ALD-102) and the ongoing Phase 3 ALD-104 study, which has completed enrollment. Additionally, bluebird bio is conducting a long-term safety and efficacy follow-up study (LTF-304) for patients who have received eli-cel for CALD and completed two years of follow-up in ALD-102 or ALD‑104. Clinical studies of eli-cel are currently on hold with the FDA.

For more information about our studies, visit: www.bluebirdbio.com/our-science/clinical-trials or clinicaltrials.gov.

About bluebird bio, Inc.
bluebird bio is pursuing curative gene therapies to give patients and their families more bluebird days.

With a dedicated focus on severe genetic diseases, bluebird has industry-leading clinical and research programs for sickle cell disease, β-thalassemia and cerebral adrenoleukodystrophy and is advancing research to apply new technologies to these and other diseases. We custom design each of our therapies to address the underlying cause of disease and have developed in-depth and effective analytical methods to understand the safety of our lentiviral vector technologies and drive the field of gene therapy forward.

Founded in 2010, bluebird has the largest and deepest ex-vivo gene therapy data set in the world—setting the standard for industry. Today, bluebird continues to forge new paths, combining our real-world experience with a deep commitment to patient communities and a people-centric culture that attracts and grows a diverse flock of dedicated birds.

For more information, visit bluebirdbio.com or follow us on social media at @bluebirdbio, LinkedIn, Instagram and YouTube.

Lenti-D and bluebird bio are registered trademarks of bluebird bio, Inc.

bluebird bio Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that are not statements of historical facts are, or may be deemed to be, forward-looking statements. Such forward-looking statements are based on historical performance and current expectations and projections about our future financial results, goals, plans and objectives and involve inherent risks, assumptions and uncertainties, including internal or external factors that could delay, divert or change any of them in the next several years, that are difficult to predict, may be beyond our control and could cause our future financial results, goals, plans and objectives to differ materially from those expressed in, or implied by, the statements. No forward-looking statement can be guaranteed. Forward-looking statements in this press release should be evaluated together with the many risks and uncertainties that affect bluebird bio’s business, particularly those identified in the risk factors discussion in bluebird bio’s Annual Report on Form 10-K, as updated by our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the Securities and Exchange Commission. These risks include, but are not limited to: the risk that the efficacy and safety results from our prior and ongoing clinical trials will not continue or be seen in additional patients treated with our product candidates; the risk that additional insertional oncogenic or other safety events associated with lentiviral vector, drug product, or myeloablation will be discovered or reported over time; and the risk that any one or more of our product candidates will not be successfully developed, approved or commercialized. The forward-looking statements included in this document are made only as of the date of this document and except as otherwise required by applicable law, bluebird bio undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

Investors:
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coleary@bluebirdbio.com

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Media:
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